Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Patricia K. Scheller (“Executive”) and Viveve Medical, Inc., a Delaware corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Executive and the Company entered into a Confidential Information and Invention Assignment Agreement, dated February 27, 2018 (the “Confidentiality Agreement”);

WHEREAS, Executive and the Company entered into an Employment Agreement, dated February 27, 2018 (the “Employment Agreement”);

WHEREAS, the Company and Executive have entered into a Stock Option Agreement for a grant dated October 24, 2012 (the “2012 Agreement”), an Incentive Stock Option Agreement dated September 26, 2014, an Incentive Stock Option Agreement dated December 16, 2015, an Incentive Stock Option Agreement dated December 23, 2016, an Incentive Stock Option Agreement dated January 23, 2018 and a Non-Qualified Stock Option Agreement dated January 23, 2018, each granting Executive the option to purchase shares of the Company’s common stock (the “Executive Option”) subject to the terms and conditions of the Company’s 2006 Amended and Restated Stock Plan (with respect to the 2012 Agreement) and the Company’s 2013 Stock Option and Incentive Plan and the Stock Option Agreement (with respect to the other agreements), and the Company and the Executive have entered into a Restricted Stock Agreement dated January 4, 2016 granting the Executive restricted shares of the Company’s common stock (the “RSA Agreement”) and the Company issued a warrant to Executive pursuant to a Common Stock Purchase Warrant dated February 17, 2015, (the “Warrant”, and collectively with the Executive Option, the option agreements referenced in this paragraph and the RSA Agreement, the “Stock Agreements”);

WHEREAS, Executive’s employment with the Company ended effective as of May 10, 2018 (the “Separation Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.       Resignation; Recitals. Executive does hereby resign her employment with the Company, and does further resign from any and all positions she holds as an officer of the Company and its subsidiaries, which resignation shall be effective immediately, provided that as consideration for the promises set forth herein, Executive’s obligation under the Employment Agreement to resign as a member of the Company’s Board of Directors (the “Board”) shall be waived until the Board’s 2019 annual meeting. Executive agrees that she shall resign from the Board no later than the Board’s 2019 annual meeting. Executive acknowledges and agrees that she shall not be eligible for director compensation. The Recitals set forth above are expressly incorporated into this Agreement.

2.        Consideration. In exchange for Executive signing, not revoking, and complying with the terms of this Agreement, as well as other good and valuable consideration, the Company, consistent with the terms of the Employment Agreement, agrees to provide Executive with the following separation benefits:

a.     Severance Pay. The Company shall pay Executive severance pay (“Severance Pay”) consisting of salary continuation at Executive’s final base salary rate of $414,250.00 per year effective for the period from the date immediately following the Separation Date to and including the date which is twelve (12) months following the Separation Date (the “Severance Pay Period”). Severance Pay shall be subject to tax-related deductions and withholdings. The Company shall pay Executive Severance Pay on its regular payroll dates; provided that the Company shall not be obligated to include Executive on the payroll before this Agreement becomes effective. If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Agreement becomes effective.

b.     Health Benefits. If Executive elects COBRA continuation coverage, the Company shall pay the COBRA premiums on behalf of Executive until the earliest of the following: (i) the end of the Severance Pay Period; (ii) Executive’s eligibility for group medical care coverage through other employment; or (iii) the end of Executive’s eligibility under COBRA for continuation coverage for medical care. Executive agrees to notify the Company promptly if Executive becomes eligible for group medical care coverage through another employer. Executive also agrees to respond promptly and fully to any reasonable requests for information by the Company concerning eligibility for such coverage. Executive may continue coverage for herself and any beneficiaries after the end of the Severance Pay Period at her own expense for the remainder of the COBRA continuation period, to the extent she and they remain eligible.

c.     Options Vesting. Executive shall continue to vest in each Executive Option through the earlier of (y) December 31, 2018 and (z) the date Executive ceases to be a Service Provider, as defined in the Plan (the “Vesting End Date”). On the Vesting End Date, the Company shall accelerate Executive’s vesting in each Executive Option as if she remained employed for an additional six (6) months from the Vesting End Date, as set forth in Paragraph 3 below.

d.     Computer. Executive shall be permitted to keep the computer provided to Executive by the Company, provided that the Company shall retain the right to wipe clean all or portions of such content at any time. Executive agrees to promptly make the computer available upon request by the Company for such purpose.

e.     Benefits. The Company agrees to pay Executive for all accrued but unused vacation or PTO (as applicable) through the Separation Date in accordance with applicable law.

f.     Consulting Agreement. The Company agrees to enter into a Consulting Agreement with the Executive, the form of which is annexed as Exhibit A hereto, provided that Executive acknowledges and agrees that during the Consulting Period, as defined in the Consulting Agreement, Executive shall not be entitled to any per diem fees, addressed in Section 7(c) of the Employment Agreement, but instead shall be compensated or reimbursed per the terms of the Consulting Agreement. Executive acknowledges that her cooperation obligations with the Company remain in full force and effect both during and after the term of her consulting agreement, with any compensation , fees or reimbursement during the Consulting Period governed by the Consulting Agreement.   Executive acknowledges and agrees that immediately after the Consulting Period, Consultant’s rights and obligations under Section 7(c) of the Employment Agreement shall continue in full force and effect, and should Executive be needed to cooperate with the Company after the end of the Consulting Period she will do so per the terms of Section 7(c) of the Employment Agreement.

3.       Equity. The Parties agree that as of the Separation Date, 335,626 of the shares subject to the Executive Options have vested. As consideration for Executive’s releases and other agreements hereunder, the Company agrees to allow Executive to continue vesting in the Executive Options until the Vesting End Date (the “Continued Vesting Shares”). In addition, on the Vesting End Date, the Company shall accelerate Executive’s vesting in each Executive Option as if Executive remained employed for an additional six (6) months (the “Accelerated Shares”), and no more, such that, including the Accelerated Shares, Executive shall be vested in a total of 516,149 shares as of the Vesting End Date, provided that the Vesting End Date is December 31, 2018. The Parties agree that the remainder of the Executive Option shall remain unvested following the acceleration and shall lapse. Executive has no interest or right to such unvested shares. The Parties further agree that Executive ceased being an employee as of the Separation Date and that, except as expressly set forth in this Agreement (the Continued Vesting Shares and Accelerated Shares), Executive did not and shall not vest in any additional portion of the Executive Option or otherwise obtain additional equity or debt interest in the Company following the Separation Date. Executive shall have twelve (12) months from the Separation Date to exercise the Continued Vesting Shares and Accelerated Shares. Executive acknowledges that, other than the Continued Vesting Shares, Accelerated Shares, equity that Executive purchased as part of the Employee Stock Purchase Plan, equity offerings, and restricted stock units granted in lieu of cash compensation during her employment with the Company, Executive has no other equity or debt interest in the Company of any kind, including but not limited to, any interest in stock, stock options, or other form of profit participation.

EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).

4.       Benefits. Other than as specifically set forth in this Agreement, Executive agrees that Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. Executive’s health and dental insurance benefits, if any, shall cease on the last day of May 2018, subject to Executive’s right to continue Executive’s coverage under COBRA.

5.       Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement and consulting fees per the Consulting Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive specifically represents that Executive is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

6.       Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.     any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.     any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.     any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.     any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e.     any and all claims for violation of the federal or any state constitution;

f.     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.     any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.     any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released, provided, however, that Executive does not release any claims to any rights for indemnification by the Company that she may have as set forth in Section 15 hereof. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

7.        Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Executive signs this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.       California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

9.       No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.     Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

11.     Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees; provided that Executive hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Executive acknowledges that during the course of Executive’s employment with the Company Executive had access to a number of highly confidential materials and Executive specifically represents that Executive shall refrain from using any such confidential information in the future. Executive affirms that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

12.     No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or other legal process, and to furnish, within three (3) business days of its receipt, or as quickly as practicable a copy of such subpoena or other legal process. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

13.     Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its services to any of the clients of the Company. Executive shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Executive had access during the scope of Executive’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. The Company shall instruct its Board and officers during the pendency of their engagement and/or employment with the Company to refrain at any time from any disparagement, defamation, libel, or slander of the Executive, and to refrain at any time from any tortious interference with the contracts and relationships of the Executive.

14.     Protected Disclosure. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Executive’s files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

15.     Indemnification. If in the future a third party should assert a claim against Executive which relates to Executive’s actions as an employee of the Company prior to the termination of Executive’s employment, the Company shall continue to indemnify Executive to the fullest extent under the Company’s by-laws, Delaware law, and the Company’s Directors and Officers insurance policy for any costs, attorney’s fees, settlements or damages which Executive might incur in connection with that claim.

16.     Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

17.     No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

18.     Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19.     Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20.     Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.     No Representations. Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.     Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.     Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.     Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, Section 7 of the Employment Agreement (except as modified herein) and the Stock Agreements (except as modified herein).

25.     No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized representative of the Company.

26.     Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive and the Company each consent to personal and exclusive jurisdiction and venue in the State of California.

27.     Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days.  In the event that Executive signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Executive. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Company and has not been revoked before that date (the “Effective Date”).

28.     Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29.     Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Executive is fully aware of the legal and binding effect of this Agreement.

[Signature page follows; Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PATRICIA K. SCHELLER, an individual

Dated: May 25, 2018	/s/ Patricia K. Scheller
Patricia K. Scheller

Viveve Medical, Inc.

Dated: May 30, 2018	By	/s/ Scott Durbin
Name: Scott Durbin
Its: Chief Executive Officer

[Signature Page to Separation Agreement and Release]